                                2

                                                 Exhibit 77(d)(A)
                                    MS Variable Investment Series
                                      Aggressive Equity Portfolio

     Effective  August 25, 2005, the Aggressive Equity  Portfolio
may  invest  up  to 25% of its net assets in foreign  securities, which  may  include  emerging  market  securities  classified  as
American  Depositary Receipts (ADRs), Global Depositary  Receipts
(GDRs),  American  Depositary Shares  (ADSs),  Global  Depositary
Shares (GDSs) or foreign U.S. dollar-denominated securities  that are traded on a U.S. exchange, or local shares of emerging market countries.